UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 24, 2015

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California  92705

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number, including area code:  (949) 270-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.                                          Entry into a Material Definitive Agreement

On February 25, 2015, Iteris, Inc. (the “Company” or “Iteris”) announced the resignation of Abbas Mohaddes, the Company’s Chief Executive Officer and President, and the appointment of Kevin C. Daly, Ph.D., currently a non-executive Director of the Company, as the interim Chief Executive Officer of the Company to serve in such role until the Company finds a permanent replacement for Mr. Mohaddes.  Mr. Mohaddes also resigned from the Company’s Board of Directors effective as of February 25, 2015.

In connection with this management change, the Company also entered into a Separation Agreement and Release of Claims dated February 25, 2015 with Abbas Mohaddes (the “Agreement”).  Pursuant to this Agreement, the Company agreed to pay to Mr. Mohaddes the consideration set forth in his existing employment agreement with the Company, which consists of the following:  (i) an amount equal to his then annual base salary, payable over 12 months in accordance with the Company’s regular payroll practices; (ii) a bonus in the amount of $87,500, payable in a lump sum in March 2015; and (iii) reimbursement for his COBRA costs for the 12 months following his cessation of employment.  Pursuant to this Agreement, Mr. Mohaddes has also agreed to provide transitional support services for up to six months for a monthly fee of $28,333.33.  Mr. Mohaddes may terminate such services at any time after March 31, 2015, but the Company’s obligation to pay the foregoing consulting fee shall also cease upon such termination.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

On February 24, 2014, the Company entered into a Modification Agreement (the “Amendment”) with California Bank & Trust (“CB&T”), which amends that certain Loan and Security Agreement dated February 4, 2009, as previously amended, by and between the Company and CB&T and the promissory notes and other documents relating thereto (as amended to date, collectively, the “Loan Documents”).  The Amendment extended the expiration date of the line of credit under the Loan Documents from March 1, 2015 to October 1, 2016, reduced the Unused Line Fee and relaxed certain of the financial covenants contained therein.  The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached to this report as an exhibit and is incorporated herein by reference.

Item 5.02.                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As indicated above, on February 25, 2015, Abbas Mohaddes, the Company’s Chief Executive Officer, President and a member of the Company’s Board of Directors resigned from all officer and director positions he held with the Company and all of its subsidiaries.  Immediately thereafter, Kevin C. Daly, Ph.D assumed the roles of Chief Executive Officer and President of the Company on an interim basis until the Company hires a permanent replacement for Mr. Mohaddes.  As the interim Chief Executive Officer of the Company, Dr. Daly will perform the functions of the Company’s principal executive officer.

Dr. Daly has been a director of the Company since 1993.  Dr. Daly has served as the Chief Executive Officer of Maxxess Systems, Inc., a provider of electronic security systems, since November 2005 but he is currently on leave from that position while he is serving as the Company’s interim Chief Executive Officer. Between August 2007 and August 2009, Dr. Daly also served as Chief Executive Officer of iStor Networks, Inc., a manufacturer of IP SAN storage systems.  Prior to that, he served as the Chief Executive Officer of several technology companies, including Avamar Technologies, Inc. and ATL Products, Inc., which was a publicly held company that was subsequently sold to Quantum Corporation.  Dr. Daly served on the Board of Directors of sTec, Inc., a provider of solid state disk systems, from May 2010 until the acquisition of that company by Western Digital Corporation in September 2013.  Dr. Daly received a B.S. degree in Electrical Engineering from the University of Notre Dame and M.S., M.A. and Ph.D degrees in Engineering from Princeton University.

The Company’s Board of Directors has established a search committee to commence a search for the new Chief Executive Officer.  In fulfilling its role, the search committee has retained Heidrick and Struggles, a leading professional services firm that provides executive search services, to help develop selection criteria, review candidates, conduct due diligence on qualified candidates and report the status of the search to the Board.

Since February 1, 2010, there has been no transaction or any currently proposed transaction in which the Company was or is to be a participant, in which Dr. Daly had or will have a direct or indirect material interest and the amount involved exceeds $120,000.  While Dr. Daly is serving as the Company’s Chief Executive Officer and President, the Company has agreed to pay Dr. Daly (or a company affiliated with him) a monthly payment of $45,000 as compensation for serving in this position.

Item 9.01                                             Financial Statements and Exhibits.

(d)                               Exhibits

Exhibit No.	Description

10.1	Separation Agreement and Release of Claims dated February 25, 2015 between Iteris, Inc. and Abbas Mohaddes

10.2	Modification Agreement dated February 24, 2015 between the Iteris, Inc. and California Bank & Trust

99.1	Press Release of Iteris, Inc. dated February 25, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2015

ITERIS, INC.,
a Delaware corporation

	By:	/s/ Kevin C. Daly
Kevin C. Daly, Ph.D
Chief Executive Officer (Interim)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and Release of Claims dated February 25, 2015 between Iteris, Inc. and Abbas Mohaddes

10.2	Modification Agreement dated February 24, 2015 between the Iteris, Inc. and California Bank & Trust

99.1	Press Release of Iteris, Inc. dated February 25, 2015